Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports Third Quarter 2011 Results

HOUSTON, Texas – October 26, 2011 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today reported third quarter 2011 Partnership cash flows of $43.1 million compared to $45.4 million for the same period in 2010. Net income for third quarter 2011 was $40.7 million or $0.75 per common unit, an increase of $2.1 million, compared to $38.6 million or $0.82 per common unit for the same period in 2010.

“Our results reflect the stability of our financial position underpinned by the Partnership’s strong liquidity, conservative balance sheet and diversified portfolio of assets which is a significant advantage for us during these volatile market conditions,” said Steve Becker, President, TC PipeLines GP, Inc.  “We believe the Partnership remains well positioned with minimal near term capital requirements and strong cash flow in the future from our investments.”

Third Quarter Highlights (All financial figures are unaudited)

•	Partnership cash flows of $43.1 million
•	Paid cash distributions of $42.0 million
•	Declared cash distributions of $0.77 per common unit
•	Net income of $40.7 million or $0.75 per common unit
•	GTN filed an uncontested rate case settlement with its shippers for 2012-2015 with the Federal Energy Regulatory Commission (FERC)

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2011	2010	2011	2010
Partnership cash flows(a)	43.1	45.4	139.1	128.4
Cash distributions paid	(42.0)	(34.4)	(112.8)	(103.3)
Cash distributions declared per common unit(b)	$0.77	$0.75	$2.29	$2.21
Net income(c)	40.7	38.6	119.1	100.0
Net income per common unit(d)	$0.75	$0.82	$2.33	$2.12
Weighted average common units outstanding (millions)	53.5	46.2	50.2	46.2
Common units outstanding at end of period (millions)	53.5	46.2	53.5	46.2

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) The Partnership’s 2011 third quarter cash distribution will be paid on November 14, 2011 to unitholders of record as of the close of business on October 31, 2011.

(c) Includes equity earnings from GTN and Bison from May 3, 2011, date of acquisition, to September 30, 2011.

(d) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent interest plus an amount equal to incentive distributions.

Recent Developments

Third Quarter Cash Distribution
On October 19, 2011, the Partnership announced that the board of directors of TC PipeLines GP, Inc., the Partnership’s General Partner, declared the Partnership’s third quarter 2011 cash distribution of $0.77 per common unit. This cash distribution is equivalent to the second quarter 2011 distribution and represents a 2.7 percent increase from the $0.75 per common unit paid in third quarter 2010.  The distribution is payable on November 14, 2011 to unitholders of record as of the close of business on October 31, 2011.

GTN Rate Settlement
On August 12, 2011, GTN filed a petition with the FERC for approval of a Stipulation and Agreement of Settlement (GTN Settlement) with shippers and regulators regarding GTN’s rates, terms and conditions of service effective January 1, 2012.  A decision is expected from FERC by the end of the year.  If approved, the settlement rates are expected to partially mitigate the loss of firm contracts in fourth quarter 2011, and also reflect the impact of a declining rate base since the last settlement.  Rates will be in effect through the end of 2015.

Bison Pipeline Line Break Incident
On July 20, 2011, a line break occurred on the Bison pipeline.  On August 22, 2011, the US Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (PHMSA) granted Bison permission to return the pipeline to service at a reduced pressure which allowed Bison to deliver approximately 60 percent of its contracted quantities.  The line was repaired and brought back to full service on October 8, 2011. The incident has not had a material impact to the Partnership’s net income or cash flows.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes and Northern Border, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner. The Partnership’s interests in GTN and Bison were acquired in May 2011 and no distributions were received from these investments in the third quarter 2011. The Partnership expects to begin receiving distributions in the fourth quarter 2011 from GTN and Bison.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Third Quarter 2011
Partnership cash flows decreased $2.3 million to $43.1 million in the third quarter of 2011 compared to $45.4 million in the same period of 2010. This decrease was primarily due to higher costs at the Partnership level of $3.3 million relating to higher financial charges, partially offset by increased cash distributions from Great Lakes of $0.8 million and Northern Border of $0.9 million.

The Partnership paid distributions of $42.0 million in the third quarter of 2011, an increase of $7.6 million compared to the same period in 2010 due to an increase in the number of common units outstanding, an increase in the quarterly distribution of $0.02 per common unit paid beginning in the fourth quarter of 2010 and a further increase of $0.02 per common unit paid beginning in the third quarter of 2011.

Net Income

To supplement our financial statements, we have presented a comparison of the earnings contribution from each of our investments. We have presented net income in this format to enhance investors’ understanding of the way management analyzes our financial performance. We believe this summary provides a more meaningful comparison of our net income to prior year periods, as we account for our partially-owned pipeline systems using the equity method. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

	Three months ended September 30,		Nine months ended September 30,
(unaudited)
(millions of dollars)	2011	2010	2011	2010
Equity earnings:
Great Lakes	14.3	14.6	49.3	44.0
Northern Border	19.6	21.0	56.4	47.8
GTN(a)	4.7	-	7.1	-
Bison(a)	1.8	-	3.7	-
Net income from Other Pipes(b)	10.2	9.3	30.7	27.6
Partnership expenses	(9.9)	(6.3)	(28.1)	(19.4)
Net income	40.7	38.6	119.1	100.0

(a) Represents equity earnings from May 3, 2011, date of acquisition, to September 30, 2011.

(b) “Other Pipes” includes the results of North Baja and Tuscarora.

Third Quarter 2011
Net income increased $2.1 million to $40.7 million in the third quarter of 2011 compared to $38.6 million in the same period in 2010. This increase was primarily due to earnings from the 25 percent interests in GTN and Bison, which were acquired in May 2011, partially offset by lower equity income from Northern Border and higher Partnership costs.

Equity income from Great Lakes was $14.3 million in the third quarter of 2011, which was consistent with the $14.6 million earned in the third quarter of 2010.

Equity income from Northern Border was $19.6 million in the third quarter of 2011, a decrease of $1.4 million compared to $21.0 million for the same period in 2010. This decrease was primarily due to lower rates for transportation services in the third quarter of 2011.

Net income from Other Pipes, which includes results from North Baja and Tuscarora, was $10.2 million in the third quarter 2011, an increase of $0.9 million compared to the same period in 2010.  This increase was primarily due to lower financial charges from Tuscarora as a result of lower average interest rates and lower average debt outstanding attributable to the refinancing of a portion of senior notes in December 2010. Additionally, higher revenues were earned at North Baja due to additional supply brought on from the Yuma Lateral, which was completed in March 2011.

Costs at the Partnership level were $9.9 million in the third quarter of 2011, an increase of $3.6 million compared to $6.3 million for the third quarter of 2010. This increase was primarily due to higher financial charges in 2011 resulting from higher average debt outstanding at higher average interest rates.

Liquidity and Capital Resources

At September 30, 2011, there was $67.0 million outstanding on the $500.0 million revolver portion of the Partnership’s senior credit facility and $300.0 million outstanding under the term loan portion of the senior credit facility. The average interest rate on the senior credit facility was 3.4 percent for the three months ended September 30, 2011, including the impact of interest rate hedging activity.

The Partnership was in compliance with the covenants of the credit agreement at September 30, 2011.

Conference Call
Analysts, members of the media and other interested parties are invited to participate in a teleconference by calling 866.225.0198 on Thursday, October 27, 2011 at 11:00 a.m. central daylight time (CDT)/12 p.m. eastern daylight time (EDT). Steve Becker, president of the General Partner, will discuss the third quarter 2011 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Event and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on November 3, 2011, by calling 800.408.3053, then entering pass code 8686876.

TC PipeLines, LP has interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included herein may constitute forward-looking statements. Words such as “anticipate,“ “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the demand for Great Lakes, Northern Border and GTN transportation in the future; the risk of a prolonged slowdown in growth or further decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy; regulatory decisions, particularly those of the FERC; the ability of Great Lakes, Northern Border and GTN to recontract their available capacity on competitive terms or at all; the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada Corporation or others; the ability to access capital and credit markets with competitive rates and terms; operational decisions of the operator of our pipeline systems; the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations; available supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains, as well as increasing development of shale natural gas production; future demand for natural gas; overcapacity in the industry; success of other pipelines competing with Northern Border, Great Lakes and GTN by bringing competing U.S.-sourced gas to Northern Border’s, Great Lakes’ and GTN’s markets; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Inquiries:	Terry Cunha/Shawn Howard	403.920.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2011	2010	2011	2010

Equity earnings from unconsolidated affiliates(a)	40.4	35.6	116.5	91.8
Transmission revenues	17.6	17.4	52.5	51.8
Operating expenses	(3.4)	(3.1)	(9.9)	(9.8)
General and administrative	(1.2)	(0.9)	(7.8)	(3.3)
Depreciation	(3.7)	(3.8)	(11.4)	(11.2)
Financial charges and other	(9.0)	(6.6)	(20.8)	(19.3)
Net income	40.7	38.6	119.1	100.0

Net income allocation
Common units	39.9	37.8	116.7	98.0
General partner	0.8	0.8	2.4	2.0
	40.7	38.6	119.1	100.0

Net income per common unit	$0.75	$0.82	$2.33	$2.12

Weighted average common units outstanding (millions)	53.5	46.2	50.2	46.2

Common units outstanding, end of the period (millions)	53.5	46.2	53.5	46.2

(a) Includes equity earnings from GTN and Bison from May 3, 2011, date of acquisition, to September 30, 2011.

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	September 30, 2011	December 31, 2010
ASSETS
Current assets	16.2	12.3
Investments in unconsolidated affiliates	1,643.0	1,194.8
Other assets	437.8	443.4
	2,097.0	1,650.5

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	12.3	9.0
Fair value of derivative contracts, including current portion and other	4.2	15.1
Long-term debt, including current portion	746.9	513.9
Partners' equity	1,333.6	1,112.5
	2,097.0	1,650.5

Non-GAAP Measures
Reconciliations of Net Income to Partnership Cash Flows

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2011	2010	2011	2010
Net income(a)	40.7	38.6	119.1	100.0
Add:
Cash distributions from Great Lakes(b)	18.2	17.4	56.5	51.1
Cash distributions from Northern Border(b)	20.8	19.9	73.1	57.7
Cash distributions from GTN(b)	-	-	-	-
Cash distributions from Bison(b)	-	-	-	-
Cash flows provided by Other Pipes' operating activities	14.8	15.1	39.9	41.1
	53.8	52.4	169.5	149.9
Less:
Equity earnings from unconsolidated affiliates	(40.4)	(35.6)	(116.5)	(91.8)
Other Pipes' net income	(10.2)	(9.3)	(30.7)	(27.6)
	(50.6)	(44.9)	(147.2)	(119.4)
Partnership cash flows before General Partner distributions	43.9	46.1	141.4	130.5
General Partner distributions(c)	(0.8)	(0.7)	(2.3)	(2.1)
Partnership cash flows	43.1	45.4	139.1	128.4
Cash distributions declared	(42.0)	(35.4)	(119.4)	(104.2)
Cash distributions declared per common unit(d)	$0.77	$0.75	$2.29	$2.21
Cash distributions paid	(42.0)	(34.4)	(112.8)	(103.3)
Cash distributions paid per common unit(d)	$0.77	$0.73	$2.27	$2.19

(a) Includes equity earnings from GTN and Bison from May 3, 2011, date of acquisition, to September 30, 2011.

(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results. The Partnership interests in GTN and Bison were acquired in May 2011 and no distributions were received from these investments in the third quarter of 2011. The Partnership expects to begin to receive distributions in the fourth quarter of 2011.

(c) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent interest plus an amount equal to incentive distributions.

(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's effective two percent interest plus an amount equal to incentive distributions.

Operating Statistics

	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2011	2010	2011	2010
Great Lakes
Volumes:
Average daily scheduled volumes(a) (million cubic feet per day)	2,241	2,173	2,442	2,146
Capital Expenditures (millions of dollars):
Maintenance	3.1	0.9	4.0	3.9
Growth	0.5	2.7	0.7	3.6
Northern Border
Volumes:
Average daily scheduled volumes(a) (million cubic feet per day)	2,515	2,557	2,599	2,410
Capital Expenditures (millions of dollars):
Maintenance	3.1	1.2	11.7	2.1
Growth	4.8	1.1	6.7	2.2
GTN (b)
Volumes:
Average daily scheduled volumes(a) (million cubic feet per day)	1,760	2,273	1,828	2,191
Capital Expenditures(c) (millions of dollars):
Maintenance	0.7	-	1.0	-
Growth	1.7	-	2.3	-
Bison (a)
Capital Expenditures(c) (millions of dollars):
Maintenance	0.2	-	0.2	-
Growth	5.7	-	18.9	-
North Baja (a)
Capital Expenditures (millions of dollars):
Maintenance	0.1	0.4	0.3	0.5
Growth	0.2	0.1	0.4	8.5
Tuscarora (a)
Capital Expenditures (millions of dollars):
Maintenance	-	-	-	0.2
Growth	0.3	0.4	0.3	0.5

(a) Average daily scheduled volumes represent volumes of natural gas, irrespective of path or distance transported, from which variable usage fee revenue is earned. Average daily scheduled volumes are not presented for Bison, North Baja and Tuscarora as cash flows and net income from these investments are primarily underpinned by long-term firm contracts and do not vary significantly with changes in utilization.

(b) The interest in GTN was acquired on May 3, 2011. Average daily scheduled volumes for periods prior to May 3, 2011 are presented for comparative information purposes only.

(c) Represents capital expenditures from GTN and Bison from May 3, 2011, date of acquisition, to September 30, 2011.